Asia Pacific Wire & Cable Corporation Limited (APWC) Insider Trading Policy
1. Purpose
Maintaining the confidentiality of proprietary information about Asia Pacific Wire & Cable Corporation Limited (the "Company") and its subsidiaries (collectively, "APWC") and the businesses and people with whom we work is fundamental to our operations. In addition, securities laws impose strict restrictions on trading based on material non-public information (MNPI). Violations can result in severe civil and criminal penalties. This policy outlines APWC’s restrictions on trading common shares and applies to all APWC personnel worldwide, including employees, directors, officers, consultants, independent contractors, agents, and their immediate family members. Any questions regarding this policy should be directed to the Company’s Chief Financial Officer (CFO).

2. Definition of Insider Trading & MNPI
Insider trading involves buying or selling securities based on MNPI. MNPI is non-public information that a reasonable investor would consider important when deciding to buy, sell, or hold stock. Examples include:
•Periodic financial results or earnings estimates
•Mergers, acquisitions, or divestitures
•Major litigation or regulatory actions
•Product developments or extraordinary management changes
•Dividend changes or significant financial transactions
Persons with access to MNPI are strictly prohibited from:
1.Buying or selling APWC’s securities until the information has been publicly disclosed and is no longer material.
2.Tipping others about MNPI, including family members, friends, or business associates.
3.Trading in securities of companies doing business with APWC while in possession of MNPI related to those companies.

3. Trading Restrictions
3.1 Blackout Periods
•APWC enforces regular blackout periods during which trading is prohibited, including the period beginning two business days prior to the end of each fiscal quarter and ending two business days after the public release of earnings.
•Additional blackout periods may be imposed due to significant pending developments.
3.2 Restrictions for Designated Insiders

Certain individuals with regular access to MNPI (“Designated Insiders”) are subject to further restrictions:
•Designated Insiders may only trade during specific window periods, beginning on the third business day following an earnings release and closing 60 calendar days thereafter.
•Even during open windows, trading is prohibited if the individual possesses MNPI.
•Designated Insiders include directors, executive officers, certain key personnel, and their immediate family members.

4. Compliance with U.S. Securities Exchange Act of 1934 (“Exchange Act”) Rule 10b5-1
4.1 Rule 10b5-1 Trading Plans
To comply with SEC Rule 10b5-1, Designated Insiders may establish written trading plans that allow them to trade APWC securities while in possession of MNPI, provided the following conditions are met:
•Mandatory Cooling-Off Period:
oDirectors & Officers1: Trading cannot commence until at least 90 days after adopting or modifying a 10b5-1 plan (or two business days after the next financial results are disclosed, whichever is later, but not exceeding 120 days).
oOther Persons: A 30-day cooling-off period applies.
•Certification Requirement:
oDirectors and officers must certify they are not aware of any MNPI at the time of adopting or modifying the plan and confirm their plan is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b5-1
•Restrictions on Multiple Plans:
oNo overlapping 10b5-1 plans for open market trading are permitted.
oOnly one single-trade plan is allowed within a 12-month period.
•Good Faith Execution:
oTrading must be conducted in strict accordance with the pre-established plan.
oIn addition to entering into or modifying a plan in good faith, individuals must also act in good faith with respect to the plan.
•Company Approval & Disclosure:
oAll Rule 10b5-1 plans must be approved by APWC before implementation and publicly disclosed in APWC's periodic reports.
1 “Officers” refer to those defined in Exchange Act Rule 16a-1(f), also known as section 16 officers, for purposes of Rule 10b5-1.

5. Prohibited Transactions
•Short Sales: Employees may not engage in short sales of APWC stock.
•Options & Derivatives: Trading in uncovered call or put options, or purchasing put options on APWC stock, is prohibited.
•Margin Accounts & Pledging: Employees and insiders are discouraged from pledging APWC stock as collateral for loans or trading on margin.

6. Communications with Shareholders & Media
•Inquiries from shareholders, analysts, or the media regarding APWC must be referred to designated spokespersons.
•Employees should not disclose MNPI in any external communications, including social media.

7. Penalties & Consequences
•Violations of insider trading laws carry both criminal and civil penalties and can result in:
oCriminal: confinement in prison and criminal fines.
oCivil: penalties up to three times the profit gained or loss avoided.
oProhibition from ever serving as an officer or director of any publicly traded company.
•Company-imposed sanctions may include termination of employment and/or legal action.

8. Compliance & Training
•All APWC personnel must acknowledge their understanding of this policy in writing.
•Periodic training sessions will be conducted to ensure compliance with this policy and insider trading laws.

9. Continuing Obligations
•This policy applies even after an individual’s employment with APWC ends.
•Former employees may not trade APWC stock based on MNPI acquired during their tenure.
By adhering to this policy, APWC personnel uphold ethical standards and maintain regulatory compliance. Any suspected violations should be reported to the CFO immediately.

Approved by the Board of Directors
Effective Date: March 31, 2025